Exhbit 10.1

PERFORMANCE UNIT AWARD AGREEMENT

Non-transferable

GRANT TO

«Full Name»

(“Grantee”)

by Sally Beauty Holdings, Inc. (the “Company”) of

performance units (the “Performance Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock, par value $0.01 pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).  By accepting the Performance Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Agreement and the Plan.

The target number of shares of Common Stock subject to this award is «PRSU» (the “Target Award”).  Depending on the Company’s level of attainment of specified targets for Sales Growth for the three-year performance period commencing on October 1, 2015 and ending on September 30, 2018 and FY 2018 Return on Invested Capital (as such terms are defined in this Award Agreement), and Grantee’s continued service with the Company or a Subsidiary, Grantee may earn 0% to 200% of the Target Award, in accordance with the matrices attached hereto as Exhibit A and the terms of this Certificate.

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc. has caused this Award Agreement to be executed as of the Grant Date, as indicated below.

SALLY BEAUTY HOLDINGS, INC.

By:
Christian A. Brickman

Its:	President, Chief Executive Officer & Director

Grant Date: October 28, 2015

2010 OMNIBUS INCENTIVE PLAN - PUA

(UNITED STATES)

TERMS AND CONDITIONS

1.              Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  In addition, for purposes of this Certificate:

“Sales Growth” means the “compounded annual growth rate” over the Performance Period of the Corporation’s Sales, represented as a percentage, and measured as follows:

“Confirmed Performance Units” is defined on Exhibit A hereto.

“Conversion Date” is defined in Section 6 hereof.

“Invested Capital” for a fiscal year means the monthly average for that year of the Corporation’s (a) total assets less (i) excess cash and investments, (ii) income tax-related assets and (iii) debt-related assets less (b) total liabilities less (i) total debt, (ii) income tax-related liabilities and (iii) debt-related accrued expenses.

“Net Operating Profit” for a fiscal year means net earnings plus (i) interest expense, and (ii) income taxes.

“Net Operating Profit Less Adjusted Taxes (NOPLAT)” means (x) Net Operating Profit for the fiscal year multiplied by (y) (1- the Corporation’s effective tax rate for such fiscal year).

“Performance Multiplier” means the percentage, from 0% to 200%, that will be applied to the Target Award to determine the number of Performance Units that will convert to shares of Common Stock on the Conversion Date, as more fully described in Exhibit A hereto.

“Performance Objectives” are FY 2018 ROIC and Sales Growth for the Performance Period, as more fully described in Exhibit A hereto.

“Performance Period” means the fiscal years of the Company beginning on October 1, 2015 and ending on September 30, 2018.

“FY 2018 Return on Invested Capital (ROIC)” means (x) NOPLAT divided by (y) Invested Capital, measured as of September 30, 2018.

“Sales” for a fiscal year means the Company’s annual “Net Sales,” as reported in the Company’s audited financial statements (adjusted for currency fluctuations and acquisitions purchased for than $20 million)

2.              Performance Units.

(a)         Conversion Date. The Performance Units have been credited to a bookkeeping account on behalf of Grantee.  The Performance Units will be earned in whole, in part, or not at all, on the Conversion Date to the extent that the Performance Objectives are attained, as provided on Exhibit A attached hereto.  Any Performance Units that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

(b)         Forfeiture of Performance Units.  If Grantee terminates service with the Company and its Subsidiaries prior to the Conversion Date for any reason other than as set forth in Section 2(c) or (d) hereof, then the Grantee shall, for no consideration, forfeit all Performance Units.

(c)          Death or Disability.  If, as a result of Grantee’s death or Disability, Grantee terminates service with the Company and its Subsidiaries prior to the Conversion Date, then, provided Grantee has provided continuous, eligible service to the Company from the Grant Date until Grantee’s death or Disability, Grantee or, as the case may be, Grantee’s estate, shall retain a portion of the Performance Units determined by multiplying the total number of Performance Units awarded under this Award Agreement by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of Grantee’s termination of service, and the denominator of which is the number of days in the Performance Period (the “Retained Death/Disability Award”), and the remainder of the Performance Units shall be forfeited and canceled as of the date of Grantee’s termination of service.  The Retained Death/Disability Award shall be earned, in whole, in part, or not at all, on the Conversion Date to the extent that the Performance Objectives are attained, as provided on Exhibit A attached hereto.

(d)         Retirement.  If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee agrees to be bound by certain restrictive covenants (including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company) (“Restrictive Covenants”), for the three-year period following his or her Retirement, then provided Grantee has provided continuous, eligible service to the Company from the Grant Date until Grantee’s Retirement, Grantee shall retain a portion of the Performance Units determined by multiplying the total number of Performance Units awarded under this Award Agreement by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of Grantee’s termination of service by reason of his or her Retirement, and the denominator of which is the number of days in the Performance Period (the “Retained Retirement Award”), and the remainder of the Performance Units shall be forfeited and canceled as of the date of Grantee’s termination of service.  The Retained Retirement Award shall be earned, in whole, in part, or not at all, on the Conversion Date to the extent that the Performance Objectives are attained, as provided on Exhibit A attached hereto.  If, in the sole discretion of the Committee, Grantee violates one of the Restrictive Covenants during the three-year period following Grantee’s Retirement, then all Performance Units shall be immediately forfeited and cancelled as of the date of such violation.  If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee does not agree to be bound by Restrictive Covenants, then the Performance Units shall be immediately forfeited and cancelled as of the date of Grantee’s termination of service.

(e)          Change in Control.  Unless the Committee otherwise determines as provided in Section 9.2 of the Plan, upon the occurrence of a Change in Control prior to the Conversion Date, the Performance Units shall be canceled upon the Change in Control in exchange for an amount equal to the product of (A) the Change in Control Price (as defined in the Plan), multiplied by (B) the target number of Performance Units awarded under this Award Agreement.

3.              Restrictions on Transfer and Pledge.  Unless otherwise determined by the Committee and provided in this Award Agreement or the Plan, the Performance Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of descent and distribution.  Any attempted assignment of a Performance Unit in violation of this Award Agreement shall be null and void.  The Company shall not be required to honor the transfer of any Performance Units that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement or the Plan.

4.              Rights.  Performance Units represent an unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Award Agreement.  Other than the rights provided in this Award Agreement, Grantee shall have no rights of a stockholder of the Company with respect to the Performance Units awarded under this Award Agreement unless and until such Performance Units have vested and the related shares of Common Stock have been issued pursuant to the terms of this Award Agreement.  Upon conversion of the Performance Units into shares of Common Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

5.              Dividend Equivalents.  If any dividends or other distributions are paid with respect to the shares of Common Stock while the Performance Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Conversion Date.  Such amounts shall be subject to the same vesting and forfeiture provisions as the Performance Units to which they relate.  Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Conversion Date, provided that Grantee has provided continuous, eligible service to the Company through the Conversion Date.

6.              Conversion to Common Stock.  Unless the Performance Units are forfeited prior to the Conversion Date, the Confirmed Performance Units will convert to shares of Common Stock on the sixtieth (60th) calendar day following the last day of the Performance Period (the “Conversion Date”) provided that the Committee has certified performance results as specified on Exhibit A attached hereto, and provided, further, that that Grantee has provided continuous, eligible service to the Company through the Conversion Date.  Evidence of the issuance of the shares of Common Stock pursuant to this Award Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of the Grantee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. In the event the shares of Common Stock issued pursuant to this Award Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that the Grantee is prohibited from entering into any transaction that would violate any such restrictions, until such restrictions lapse.

7.              Community Interest of Spouse.  The community interest, if any, of any spouse of the Grantee in any of the Performance Units shall be subject to all of the terms, conditions and restrictions of this Award Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the Grantee’s interest in such Performance Units to be so forfeited and surrendered pursuant to this Award Agreement.

8.              Tax Matters.

(a)         Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award.  Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this Award Agreement.

(b)         The Company or any Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units.  The withholding requirement shall be satisfied by withholding from the settlement of the Performance Units shares of Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount)

required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.  The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.              Restrictions on Issuance of Shares of Common Stock.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Common Stock covered by the Performance Units upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Units, the Performance Units may not be settled in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.       Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

11.       No Right to Continued Service.  Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment or service at any time, nor confer upon Grantee any right to continue in employment or service of the Company or any Subsidiary.

12.       Successors.  This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

13.       Notice.  Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14.       Amendments and Modifications.  The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Award Agreement in any manner that is either (i) not adverse to Grantee, or (ii) consented to by Grantee.

15.       Compensation Recoupment Policy.  This Award Agreement shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed by an authorized officer as of the date first above written.

SALLY BEAUTY HOLDINGS, INC.

By:
Matthew Haltom

Title:	Sr Vice President, General Counsel & Secretary